SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED

PURSUANT TO RULE 13d-2(b)

(Amendment No. 4)*

O’CHARLEYS INC

(Name of Issuer)

COMMON STOCK

(Title of Class of Securities)

670823103 (CUSIP Number)

December 31, 2004

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the Rule pursuant to which this Schedule is filed:

☒ Rule 13d – 1(b)

☐ Rule 13d – 1(c)

☐ Rule 13d – 1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)

(Continued on following page(s))

CUSIP No 670823103	13G	Page 2 of 14 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): Bank of America Corporation 56-0906609
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0 6 SHARED VOTING POWER 1,328,765 7 SOLE DISPOSITIVE POWER 0 8 SHARED DISPOSITIVE POWER 1,355,299

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,355,299
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.34%
12	TYPE OF REPORTING PERSON* HC

*	SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No 670823103	13G	Page 3 of 14 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): NB Holdings Corporation 56-1857749
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0 6 SHARED VOTING POWER 111,207 7 SOLE DISPOSITIVE POWER 0 8 SHARED DISPOSITIVE POWER 111,207

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 111,207
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.20%
12	TYPE OF REPORTING PERSON* HC

*	SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No 670823103	13G	Page 4 of 14 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): Bank of America, NA 86-0645265
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 3,825 6 SHARED VOTING POWER 104,500 7 SOLE DISPOSITIVE POWER 10,525 8 SHARED DISPOSITIVE POWER 97,800

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 108,325
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .51%
12	TYPE OF REPORTING PERSON* BK

*	SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No 670823103	13G	Page 5 of 14 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): Banc of America Capital Management, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION North Carolina

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 97,800 6 SHARED VOTING POWER 0 7 SOLE DISPOSITIVE POWER 97,800 8 SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 97,800
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .46%
12	TYPE OF REPORTING PERSON* IA

*	SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No 670823103	13G	Page 6 of 14 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): NationsBanc Montgomery Holdings Corporation 56-2103478
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0 6 SHARED VOTING POWER 2,882 7 SOLE DISPOSITIVE POWER 0 8 SHARED DISPOSITIVE POWER 2,882

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,882
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .01%
12	TYPE OF REPORTING PERSON* HC

*	SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No 670823103	13G	Page 7 of 14 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): Banc of America Securities LLC 56-2058405
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 2,882 6 SHARED VOTING POWER 0 7 SOLE DISPOSITIVE POWER 2,882 8 SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,882
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .01%
12	TYPE OF REPORTING PERSON* BD

*	SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No 670823103	13G	Page 8 of 14 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): Fleet National Bank 04-2472499
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 267,154 6 SHARED VOTING POWER 954,738 7 SOLE DISPOSITIVE POWER 289,354 8 SHARED DISPOSITIVE POWER 950,404

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,239,758
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.80%
12	TYPE OF REPORTING PERSON* BK

*	SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No 670823103	13G	Page 9 of 14 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): Columbia Management Group, Inc. 01-0547933
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0 6 SHARED VOTING POWER 948,904 7 SOLE DISPOSITIVE POWER 0 8 SHARED DISPOSITIVE POWER 953,238

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 953,238
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.46%
12	TYPE OF REPORTING PERSON* CO

*	SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No 670823103	13G	Page 10 of 14 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): Columbia Management Advisors, Inc. 93-1234220
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Oregon

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 942,104 6 SHARED VOTING POWER 6,800 7 SOLE DISPOSITIVE POWER 953,238 8 SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 953,238
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.46%
12	TYPE OF REPORTING PERSON* CO

*	SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1	(a).	Name of Issuer:

O’Charleys Inc

Item 1	(b).	Address of Issuer’s Principal Executive Offices:

3038 Sidco Drive, Nashville, TN 37204

Item 2	(a).	Name of Person Filing:

Bank of America Corporation
NB Holdings Corporation
Bank of America N.A.
Banc of America Capital Management, LLC
NationsBanc Montgomery Holdings Corporation
Banc of America Securities LLC
Fleet National Bank
Columbia Management Group, Inc.
Columbia Management Advisors, Inc.

Item 2	(b).	Address of Principal Business Office or, if None, Residence:

Each Reporting Person has its or his principal business office at 100 North Tryon Street, Floor 25, Bank of America Corporate Center, Charlotte, NC 28255.

Item 2	(c).	Citizenship:

		Bank of America Corporation	Delaware
		NB Holdings Corporation	Delaware
		Bank of America N.A.	Delaware
		Banc of Amercia Capital Management, LLC	North Carolina
		NationsBanc Montgomery Holdings Corporation	Delaware
		Banc of America Securities LLC	Delaware
		Fleet National Bank	United States
		Columbia Management Group, Inc.	Delaware
		Columbia Management Advisors, Inc.	Oregon

Item 2	(d).	Title of Class of Securities: Common Stock

Item 2	(e).	CUSIP Number: 670823103

Item 3.	If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

	(a).	☐	Broker or dealer registered under Section 15 of the Exchange Act.

	(b).	☐	Bank as defined in Section 3(a)(6) of the Exchange Act.

	(c).	☐	Insurance company as defined in Section 3(a)(19) of the Exchange Act.

	(d)	☐	Investment company registered under Section 8 of the Investment Company Act.

	(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

	(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

	(g)	☒	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

	(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

	(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

	(j)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. ☐

Item 4.	Ownership:

With respect to the beneficial ownership of the reporting person, see Items 5 through 11 of the cover pages to this Schedule 13G, which are incorporated herein by reference.

Item 5.	Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person:

Not applicable.

Item 7.	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company:

With respect to Subsidiary Identification and Classification, see Items 5 through 11 of the cover pages to this Schedule 13G, which are incorporated herein by reference.

Item 8.	Identification and Classification of Members of the Group:

Not applicable.

Item 9.	Notice of Dissolution of Group:

Not applicable.

Item 10.	Certification:

By signing below each of the undersigned certifies that, to the best of such undersigned’s knowledge and belief, the securities referred to above were not acquired and are not for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 11, 2005

Bank of America Corporation

NB Holdings Corporation

Bank of America NA

Fleet National Bank

By:	/s/ Charles F Bowman
Charles F Bowman
Senior Vice President

NationsBanc Montgomery Holdings Corporation

By:	/s/ Robert Qutub
Robert Qutub
President

Banc of America Securities LLC

By:	/s/ Robert J Mulligan, Jr
Robert J Mulligan, Jr
Senior Vice President

Banc of America Capital Management, LLC

Columbia Management Group, Inc.

Columbia Management Advisors, Inc.

By:	/s/ Keith Banks
Keith Banks
President